                                                 File Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-15911
================================================================================


PROSPECTUS SUPPLEMENT DATED OCTOBER 7, 1997
(to prospectus dated November 14, 1996,
and prospectus supplements thereto dated
February 7, 1997, March 11, 1997, May 21, 1997
and September 22, 1997)



                                  DYNAMEX INC.

                       ----------------------------------

                              RECENT DEVELOPMENTS


         On September 30, 1997, Dynamex Inc. (the "Company") acquired the stock of City Courier, Inc., New York Document Exchange Corporation and Eastside/Westside Inc. (collectively, the "New York Companies"). The New York Companies are engaged in the same-day transportation and facilities management business in the metropolitan New York city area. The stockholders of the New York Companies received $12.1 million in cash in the transaction. In addition, the Company assumed obligations in the aggregate amount of $2.5 million. The consideration was determined in arms-length negotiations between the Company and the stockholders of the New York Companies. The transaction is being accounted for using the purchase method of accounting.

         The cash portion of the purchase price was obtained by the Company pursuant to its revolving credit agreement with NationsBank of Texas., N.A.



                 ---------------------------------------------

           The date of this Prospectus Supplement is October 6, 1997